                                                                   EXHIBIT 10.39


                                            CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                                  200.83 and 240.24b-2



                                                         JOINT VENTURE AGREEMENT
--------------------------------------------------------------------------------








between

ALLIANT TECHSYSTEMS INC.

and

VALENCE TECHNOLOGY, INC.
VALENCE TECHNOLOGY CAYMAN ISLANDS INC.

on

OCTOBER 7, 1996









ALLIANT / VALENCE CONFIDENTIAL

THIS AGREEMENT, entered into as of October 7, 1996 ("Effective Date") by and between Valence Technology, Inc. with offices at 301 Conestoga Way, Henderson, Nevada ("Valence US") and its wholly-owned subsidiary Valence Technology Cayman Islands Inc. with offices at P.O. Box 309, Grand Cayman, Cayman Islands, British West Indies ("Valence Cayman") (collectively "Valence") and Alliant Techsystems Inc., with offices at Power Sources Center, 104 Rock Road, Horsham, Pennsylvania 19044 ("Alliant").

WHEREAS, Valence has the knowledge, expertise and technology to design, develop, manufacture and sell solid polymer electrolyte batteries, and Valence owns or has rights to certain patents, trademarks, know-how, technology and other intellectual property related to the design, manufacture, and sell such batteries, and the laminates that are used in such batteries;

WHEREAS, Alliant has the knowledge, expertise and technology to design, develop, manufacture and sell battery products that can incorporate solid polymer electrolyte batteries in the United States military, foreign military sales, and United States government specialized markets;

WHEREAS, the parties desire to form a Joint Venture Company for the purpose of carrying on the business of designing, manufacturing, marketing, selling, repairing, installing, maintaining, exploiting, applying, distributing and dealing in battery products that use such batteries;

WHEREAS, the parties hereto in order to give effect to the aforesaid have agreed to enter into this Agreement and accordingly are desirous of regulating their relationship inter se as shareholders of the joint venture Joint Venture Company and the activities of the joint venture Joint Venture Company in the manner hereinafter described.

NOW, THEREFORE, In consideration of the mutual covenants and promises herein set forth, Alliant and Valence agree as follows:

1.             DEFINITIONS

1.1 AFFILIATED COMPANIES shall mean all subsidiaries, parent companies, and subsidiaries of parent companies, where the party or parent owns at least fifty percent (50%) of the subsidiary, or where the party's parent owns at least fifty percent (50%) of the party.

1.2 APPLICATIONS shall mean applications for use in the Joint Venture Markets, except for those applications for which Valence has already granted an exclusive license to another party, such as automotive, traction and utility load leveling markets licensed to General Motors, personalized lighting systems and uninterruptable power supplies licensed to Goldtron Ltd., and any applications in Korea licensed to Hanil Telecom Co., Ltd.

1.3 BATTERIES (or BATTERY, singular) shall mean the advanced rechargeable solid polymer electrolyte batteries manufactured by the Joint Venture Company utilizing Laminates based on the solid polymer electrolyte technology owned and licensed by Valence.

1.4 BATTERY LAMINATE SUPPLY AGREEMENT shall mean the agreement to be entered into between the Joint Venture Company and Valence.

1.5            BOARD shall mean the board of directors of the Joint Venture
Company.

1.6            BUSINESS shall mean the business described in Section 2.3.

1.7 JOINT VENTURE COMPANY shall mean the joint venture Joint Venture Company referred to in Section 2.

1.8 JOINT VENTURE MARKETS shall mean United States Military, foreign military sales and United States government specialized markets, not including Valence standard product sales into such markets.



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

1.9 LAMINATES shall mean cathode, separator and anode laminates, or films, of the Battery, produced exclusively by Valence.

1.10 LICENSE AND SUPPORT AGREEMENTS shall mean both the agreement to be entered into between the Joint Venture Company and Valence ("Valence License and Support Agreement"), and the agreement to be entered into between the Joint Venture Company and Alliant ("Alliant License and Support Agreement").

1.11 SPACE BASED APPLICATIONS shall mean Batteries intended for use on deployment in products in space.

1.12 TRANSACTION DOCUMENTS shall mean this Agreement, the Battery Laminate Supply Agreement, the License and Support Agreements and any other document contemplated in this Agreement or entered into by the parties or between each party and the Joint Venture Company in connection with this Agreement.

1.13 VALENCE shall mean Valence US and Valence Cayman jointly and separately, provided that Valence US shall accept any rights or obligations that arise under this agreement in the United States, Canada or Mexico, and Valence Cayman shall accept any rights or obligations that arise under this agreement in the remainder of the world.

2.             FORMATION

2.1 The parties shall form a joint limited liability company, to be formed in the state of Delaware, which shall be governed by the terms of this Joint Venture Agreement.

2.2 The joint venture company shall be named Alliant / Valence, LLC ("Joint Venture Company"), or as otherwise agreed to by the parties.

3.             SHARE CAPITAL

3.1 Upon the completion of the share purchase, the Joint Venture Company shall have an authorized capital of an amount equivalent two million United States Dollars (US$2,000,000.00) divided into one thousand (1,000) ordinary shares of par value one United States Dollar (US$1.00) each.

3.2 Each of Alliant and Valence shall have five hundred (500) member shares, and each will thus have fifty percent (50%) ownership of the Joint Venture Company.

               3.2.1 Valence shall pay for its shares by contributing polymer lithium ion battery technology and know how required for manufacturing of batteries under its License and Support Agreement.

               3.2.2 Alliant shall pay for its shares by contributing the flexible battery manufacturing know how, market and product knowledge and technology for high performance military applications under its License and Support Agreement. Additionally, Alliant shall contribute all cash necessary to operate Joint Venture Company for at least one (1) year, including for salaries, operating costs, materials costs, subcontract costs, and any necessary services and facilities.


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


4.             BOARD OF DIRECTORS

4.1 Unless otherwise agreed by the parties hereto, the number of directors in the Board shall be four (4), comprising two (2) directors appointed by Alliant and Valence, each. The Board shall be headed by a Chairman, to be appointed from one of the directors.

4.2            The right of appointment conferred on a party hereto under
Section 4.1 shall include the right by that party to remove and replace at any time from office, and to determine the period during which such person shall hold the office of director.

4.3 The quorum for all meetings of the directors shall be three (3) directors. Both parties shall use their best efforts to ensure that the minimum number of directors necessary for a quorum be available on at least forty-eight
(48) hours notice. The Articles of Association of the Joint Venture Company shall allow board meetings to be conducted by telephone conferencing, and adoption of resolutions without a board meeting by unanimous written consent.

4.4 All decisions of the Board shall be decided by a simple majority vote of those present and voting, except that at least one Board member appointed by each party must vote in favor of any matter being passed by the Board.

4.5 The Board shall meet at least four (4) times a year, with the location of the meeting alternating between Horsham, Pennsylvania and Henderson, Nevada. All expenses incurred by Board members in attending the meetings shall be paid by the party that appointed that Board member, and shall not be charged to Joint Venture Company.

5.             SHAREHOLDER MEETING

5.1 No business shall be transacted at any general meeting of the Joint Venture Company unless a quorum is present. Two (2) shareholders, with at least one Alliant and one Valence shareholder, shall form a quorum. The word "shareholder" in the context of this section includes a person attending by proxy, attorney or representative.

5.2 All matters raised at any general meeting of the Joint Venture Company shall, save as required by law or as otherwise provided herein, be decided by ordinary resolution of the shareholders present at the meeting. All resolutions must be passed by a simple majority vote of those shares voted at the meeting, save as required by law or as otherwise provided herein.

6.             INDEBTEDNESS AND ADDITIONAL CAPITALIZATION

The parties hereto agree that in the event any additional working capital is required by the Joint Venture Company, such working capital shall be met, to the extent possible, through the use of credit. Such credit shall be from such financial institutions as the Board may from time to time agree. Such credit shall be secured by all or such assets of the Joint Venture Company as the Board shall determine. The parties hereto agree to use their best reasonable efforts to secure appropriate credit facilities for the Joint Venture Company on favorable terms.

7.             DIVIDEND POLICY

The dividends of the Joint Venture Company shall be such as shall be recommended by the Board from time to time who shall act in the best interests of the Joint Venture Company when making any recommendations therefor it being the intention of the parties to distribute profits by way of dividends subject to commercial necessity for reinvestment in the Joint Venture Company and subject to such method of distribution being to the mutual advantage of the shareholders.


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
                        CONFIDENTIAL TREATMENT REQUESTED


8.             TRANSFER OF SHARES

Except for a sale, transfer or assignment as described in section 17.1, or a sale, transfer or assignment to their subsidiaries or their divisions, the parties hereto shall not sell, transfer, part with or otherwise dispose of its ownership of any shares in the Joint Venture Company without the agreement of the other party, and then only upon mutually agreeable terms.

9.             TERMINATION

9.1 This Agreement shall renew automatically on each anniversary of the Effective Date unless earlier terminated in accordance with this section 9.

9.2            This Agreement shall terminate:

               9.2.1     upon mutual agreement of the parties;

               9.2.2 upon failure of the Joint Venture Company to meet the financial goals as described in section 10.15; or

               9.2.3 upon failure of the Joint Venture Company to develop the Joint Venture Market as described in section 10.9.

9.3            A party shall be deemed to have breached or defaulted if:

               9.3.1 any representation, warranty or statement by such party in any Transaction Document or in any document delivered under any of them is not complied with or is or proves to have been incorrect in any material respect when made; or

               9.3.2 such party does not perform or comply with any one or more of its material obligations under any Transaction Document and such party in breach shall fail to rectify that breach within sixty (60) days of written notice of breach being given to that party in the terms of this Section.

9.4 In the event a party commits a breach or default, as described above in Section 9.1, the other party hereto shall, without prejudice to any other rights and remedies such party may have, be entitled by notice in writing to the party in breach or default to terminate this Agreement forthwith as against such party and thereupon such defaulting party shall transfer all of its shares in the Joint Venture Company to the other party and shall cause any directors appointed by such party to resign from office.

9.5 Save as hereinafter provided, Alliant shall be entitled to forthwith terminate this Agreement if the Valence License and Support Agreement, or Laminate Supply Agreement, is terminated or ceases to be in full force and effect for any reason whatsoever and without prejudice to any other rights and remedies. Save as hereinafter provided, Valence shall be entitled to forthwith terminate this Agreement if the Alliant License and Support Agreement is terminated or ceases to be in full force and effect for any reason whatsoever and without prejudice to any other rights and remedies. [








                                                                 ]

9.6 In the event that a party becomes insolvent, dissolves, or other wise ceases to exist, this Agreement shall immediately terminate. Further, in such an event, the Joint Venture Company shall be immediately and automatically liquidated and dissolved, with its surplus assets (if any) upon such liquidation distributed to the shareholders.


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

9.7 The termination of this Agreement from any cause shall not release any party hereto from any liability which at the time of termination has already accrued to any party hereto, or which thereafter may accrue in respect of any act or omission prior to such termination.

9.8 In the event of any termination of this Agreement, regardless of cause or breach by either party, the License and Support Agreements and Laminate Supply Agreement shall immediately be terminated.

10.            VARIOUS CORPORATE MATTERS

10.1 The registered office of the Joint Venture Company shall be at such location as the Board may from time to time decide.

10.2 The Secretary of the Joint Venture Company shall be appointed by the Board.

10.3 The auditors of the Joint Venture Company shall be mutually agreed upon by the parties.

10.4 The financial year of the Joint Venture Company shall end on 31 December in each calendar year.

10.5 The Joint Venture Company shall maintain accurate and complete accounting records, which shall be in accordance with Generally Accepted Account Principles (GAAP) and each party or its appointed representatives shall have full access to all accounting and other records of the Joint Venture Company at all reasonable times. Each party shall have the right to audit the records of the Joint Venture Company, at its own expense. The Joint Venture Company shall provide to each of the parties financial information of the Joint Venture Company necessary for each party to meet their financial reporting obligations, including reconciliation between the Joint Venture Company's general accepted accounting policies and those of each party, on a quarterly basis.

10.6 Each party shall have veto power over major decisions in the management of the Joint Venture Company.

10.7 The Board shall have the exclusive right to select, hire and discharge the most senior level position that is responsible for:

               10.7.1 the Joint Venture Company management (i.e. President, Chief Executive Officer);

               10.7.2 manufacturing, operations (i.e. Chief Operating Officer, Vice President of Manufacturing);

               10.7.3    finance (i.e. Chief Financial Officer);

               10.7.4 engineering, research and development (i.e. Chief Technical Officer, Vice President of Engineering, Vice President of Research and Development); and

               10.7.5 sales, marketing (i.e. Vice President of Marketing and Sales).

10.8 Joint Venture Company general manager shall be a full time employee of Joint Venture Company reporting to Joint Venture Company Board.

10.9 Joint Venture Company shall not own any plant, property or equipment. All manufacturing shall be subcontracted, primarily to Alliant. Alliant shall invest in the necessary production tooling and manufacturing equipment required to support the subcontracted manufacturing. Alliant's investment in such tooling and equipment shall be triggered upon acceptance by the Joint Venture Company of a production contract.


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
                        CONFIDENTIAL TREATMENT REQUESTED

10.10 Joint Venture Company may rent office and fabrication space from Alliant at its Power Sources Center located in Horsham, Pennsylvania.

10.11          Joint Venture Company shall only use laminate materials supplied
by Valence [                                       ] All other components may
be procured from other sources. Joint Venture Company may purchase services for fabrication and packaging from the Alliant Power Sources Center.

               10.11.1 Joint Venture Company shall purchase laminates from Valence at Valence's Fully-Liquidated Manufacturing Cost (as defined in the Battery Laminate Supply Agreement) plus [





                        ]

               10.11.2   Joint Venture Company shall purchase administrative
               services from Alliant at Alliant's cost plus [               ]

               10.11.3   Joint Venture Company shall purchase manufacturing
               services from Alliant at Alliant's cost plus [               ]

               10.11.4   Joint Venture Company shall purchase marketing
               services from Alliant at Alliant's cost plus [             ]

               10.11.5   Joint Venture Company shall purchase distribution
               services from Alliant at Alliant's cost plus [             ]

10.12 While all sales shall be between Joint Venture Company and its customers, Alliant shall be exclusively responsible for the marketing and distribution of Joint Venture Company products on behalf of Joint Venture Company.

10.13 The prices for Joint Venture Company products shall be set by the board of directors of Joint Venture Company. Joint Venture Company shall be responsible for all royalties due on the sale of its products.

10.14 Joint Venture Company shall have exclusive rights to the Joint Venture Markets in the United States and non-exclusive rights to the Joint Venture Markets elsewhere. Neither Valence nor Alliant shall enter into any joint venture, distribution arrangement or partnership in competition with Joint Venture Company in these markets.

10.15          Joint Venture Company must meet a gross sales and profitability
goal of [                                                                 ]
respectively, by the [     ] year and must increase the gross sales amount by
[               ] each year and maintain the profitability margin each year thereafter. Should Joint Venture Company fail to meet this measure of success, then either party may terminate the Agreement in accordance with section 9, and cause the dissolution of Joint Venture Company, and distribution of its assets.

10.16 Alliant shall be able to purchase products from Joint Venture Company for its own use (in systems and subsystems manufactured by Alliant) at
a [               ] discount over the market pricing.  However, it shall be
noted that Joint Venture Company shall have to pay royalties based on the fair market value of such sales. Alliant shall not use its right to purchase products at a discount directly from Joint Venture Company as a way to circumvent direct sales by Joint Venture Company to customers.

10.17 Valence shall grant Joint Venture Company a right of first refusal to the Space Based Applications market for Valence's battery technology.


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


11.            GOOD FAITH AND RELATIONSHIP BETWEEN PARTIES

11.1 In entering into this Agreement the parties hereto recognize that it is impracticable to make provisions for every contingency that may arise in the course of the performance thereof. If by reason of any unforeseen occurrence or development the operation of this Agreement is likely to cause any inequitable hardship to any of the parties hereto, the parties hereto shall negotiate immediately in good faith as to what manner the terms and conditions of this Agreement may be modified in order to provide an equitable solution in so far as such is possible within the spirit of this Agreement for such unforeseen occurrence or development.

11.2 The parties hereto hereby agree and declare that they will execute and do all such acts and things as are necessary and within their power and authority for the time being to carry into effect and/or to comply with the provisions of this Agreement, including voting by Board members and the voting of shares.

11.3 Nothing in this Agreement shall be construed to imply the existence of a partnership between the parties hereto other than as shareholders in the Joint Venture Company in accordance with the terms of this Agreement. Valence and Alliant each represent and warrant to the other that they have entered into no contracts, nor are subject to any obligations, which prevent them from entering into and performing this Agreement. It is understood and agreed that Valence and Alliant are, and at all times shall remain, independent contractors. At no time shall either Party represent to any third party that it is the agent of the other for any reason whatsoever. Valence and Alliant further covenant that no authorization shall be given to any employee to act for the other Party to this Agreement. In no event shall either Party at any time have authority to make any contracts or commitments on behalf of or as an agent of the other or otherwise make use of its relationship with the other, without the other's express consent in each instance.

12.            LIMITATION OF LIABILITY

In no event shall either party be liable for any indirect, special, incidental or consequential damages resulting from its performance or failure to perform under this Agreement, whether due to a breach of contract, breach of warranty, or such party's negligence.

13.            CONFIDENTIALITY AND PUBLIC DISCLOSURE

13.1 "Confidential Information" shall mean that information of either party which is disclosed to the other party or the Joint Venture Company ("Recipient") by reason of the parties' relationship under the Joint Venture Agreement, either directly or indirectly in any written or recorded form, orally, or by drawings or inspection of parts or equipment, and, either in writing and marked as confidential or proprietary, or if oral, reduced to writing similarly marked within thirty (30) days of disclosure.

13.2 Recipient shall receive and use the Confidential Information only for performance of Recipient's obligations under the Joint Venture Agreement, and will not use Confidential Information for any other purpose, and shall not disclose such Confidential Information to any person or persons who do not need to have knowledge of such Confidential Information in the course of their employment.

13.3 It is expressly understood that Recipient shall not be liable for disclosure of any Confidential Information if the same was in the public domain at the time it was disclosed; was known to Recipient at the time of disclosure; is disclosed with the prior written approval of the other party hereto; is disclosed after five (5) years from the termination of the Joint Venture Agreement; was independently developed by Recipient; or becomes known to Recipient, on a non-confidential basis, from a source other than the other party hereto, without breach of the Joint Venture Agreement or this letter by Recipient.

13.4 Each party hereto shall not, except as authorized by the Board, or required by any applicable law or regulation of the Cayman Islands or the United States of America, reveal to any


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


person, firm or Joint Venture Company any of the trade secrets, secret or confidential operations, processes or dealings or confidential information of the Joint Venture Company or any information concerning the organization, business, finances, transitions or affairs of the Joint Venture Company which may come to his knowledge under the Joint Venture Agreement and shall keep with complete secrecy all trade secrets and other confidential information entrusted to it and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Joint Venture Company or its business or may be likely to do so.

13.5 Valence and Alliant agree that the terms and conditions of the Joint Venture Agreement and this letter shall not be disclosed to any other party without the prior written consent of the other, which consent should not be unreasonably withheld. Neither Valence nor Alliant shall publish or use any advertising, sales promotion, press release or publicity matters relating to the Joint Venture Agreement or this letter, without the prior written approval of the other, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, either party may make such disclosures and press releases as are necessary to meet its disclosure requirements under the laws, regulation and rules of the Cayman Islands or the United States of America.

13.6 Joint Venture Company shall not enter into any agreement that would require it to disclose or encumber any Valence or Joint Venture Company confidential information or intellectual property rights.

14.            TRADEMARKS AND ADVERTISING, AND SAFETY

14.1 The joint venture Joint Venture Company shall market and sell the Batteries for Applications in the Joint Venture Markets under names, trade marks, trade names, designs, logos and get-up and all other trademark rights relating to the marketing and sale of the Batteries for Applications in the Joint Venture Markets shall belong to and be the absolute property of the Joint Venture Company.

14.2 Valence may require Solid Polymer Electrolyte Batteries to be marked with the Valence logo and name in a reasonable size so as to be noticed by a consumer of such Solid Polymer Electrolyte Batteries. Any promotional material produced by Alliant that specifically references any Solid Polymer Electrolyte Battery performance specifications or promotes the additional value of such Solid Polymer Electrolyte Batteries, shall also include a reference to Valence and an appropriate promotional copy supplied by Valence, upon Valence's request. Valence must approve any specifications regarding Batteries prior to publication, or distribution, outside the Joint Venture Company, Alliant or Valence.

14.3 Because Valence's logo and/or name will be on the Batteries, Valence shall have right to stop manufacturing, sales and/or distribution of Batteries, if, in Valence's sole judgement, there is any safety defect. Additionally, Valence shall have the right to cause the joint venture Joint Venture Company to conduct a recall of Batteries, if such a defect is discovered in Batteries already distributed outside Joint Venture Company. The Joint Venture Company shall install and maintain a lot tracking system adequate to allow an effective and timely recall. Further, Valence shall review design and quality of products to assure such products meet Valence's design and quality standards.

14.4 Each party recognizes the right, title, and interest of the other party and its affiliates in and to all service marks, trademarks, and trade names used by the other and agrees not to use any of the other party's service marks, trademarks, and trade names without the other party's express written permission.

15.            PERSONNEL

Alliant shall use its best endeavors to procure the relevant personnel required by the Joint Venture Company in respect of the management, administration and operations of the Joint Venture Company as well as the marketing of the Joint Venture Company's products.


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
                        CONFIDENTIAL TREATMENT REQUESTED

16.            INTELLECTUAL PROPERTY LICENSES

16.1 Valence and Alliant, and their Affiliated Companies, shall each grant the Joint Venture Company a world-wide, royalty-free, non-transferable, non-sublicensable, personal license to all intellectual property created by Valence or Alliant, or their Affiliated Companies, prior to, or during, the term of this Agreement necessary to design, manufacture, use, sell, and distribute Batteries, using Laminate supplied exclusively by Valence, [
                                        ] for Applications in the Joint Venture
Markets, specifically not including intellectual property related to the composition or manufacturing of Laminates. These licenses shall be exclusive in the United States and non-exclusive elsewhere.

16.2 The Joint Venture Company shall grant Valence and Alliant, and their Affiliated Companies, a non-exclusive, world-wide, royalty-free, non-transferable, non-sublicensable, personal license to all intellectual property created by the Joint Venture Company during the term of this Agreement.

17.            GENERAL

17.1 Neither party may assign its rights or obligations under this Agreement without the prior consent of the other, and any purported assignment without such consent shall have no force or effect, except that a party may assign this Agreement incident to the transfer of all or substantially all of its business. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties hereto and their successors and assigns.

17.2 No failure or delay by either party to enforce or take advantage of any provision or right under this Agreement shall constitute a subsequent waiver of that provision or right, nor shall it be deemed to be a waiver of any of the other terms and conditions of this Agreement.

17.3 Neither party to this Agreement shall be liable for its failure to perform any of its obligations hereunder during any period in which such performance is prevented by any cause beyond its reasonable control. In the event of any such delay the date of delivery or performance hereunder shall be extended by a period equal to the time lost by reason of such delay.

17.4 The validity, performance and construction of this Agreement shall be governed by the laws of the state of Delaware (excluding its conflict of laws provisions).

17.5 Each party hereto shall bear its own costs and expenses in respect of the preparation, negotiation, finalize and execution of this Agreement and the other agreements or documents contemplated herein.

17.6 Each party shall comply with all applicable laws in performing under this Agreement.

17.7 All notices or communications to be given under this Agreement shall be in writing and shall be deemed delivered upon hand delivery, upon acknowledged telex or facsimile communication, or seven (7) days after deposit in the mail, postage prepaid, by certified, registered or first class mail, addressed to the parties at their addresses set forth above.

17.8 In the event that any provision of this Agreement is prohibited by any law governing its construction, performance or enforcement, such provision shall be ineffective to the extent of such prohibition without invalidating thereby any of the remaining provisions of the Agreement.

17.9 The terms and conditions of this Agreement may not be superseded, modified, or amended except in writing which states that it is such a modification, and is signed by an authorized representative of each party hereto. This Agreement shall not be modified, supplemented, qualified, or interpreted by any trade usage or prior course of dealing not made a part of the order by its express terms.


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


17.10 Section titles used herein are for reference only and shall not be for purposes of interpretation.

17.11 This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

17.12 This Agreement, including exhibits, and the other Transaction Documents, constitutes the entire Agreement between the parties as to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written or oral, regarding such subject matter, and shall take precedence over any additional or conflicting terms which may be contained in either party's purchase orders or order acknowledgment forms. In the event of any conflict between the provisions of this Agreement and the Articles of Incorporation / By-Laws of the Joint Venture Company, the provisions of this Agreement shall prevail over Articles of Incorporation / By-Laws.

ACCEPTED AND AGREED:

VALENCE TECHNOLOGY, INC.                 ALLIANT TECHSYSTEMS INC.

By: /s/ Calvin L. Reed                   By:  /s/ Richard Schwartz
   -----------------------------------      -----------------------------------
signature of authorized representative   signature of authorized representative

Calvin L. Reed                           Richard Schwartz
--------------------------------------   --------------------------------------
printed name                              printed name

President                                President and CEO
--------------------------------------   --------------------------------------
title                                     title
10-7-96                                  10-7-96
--------------------------------------   --------------------------------------
date                                      date


VALENCE TECHNOLOGY CAYMAN ISLANDS INC.

By: /s/ Melvern Slates
--------------------------------------
signature of authorized representative

Melvern Slates
--------------------------------------
printed name

General Manager
--------------------------------------
title
10-7-96
--------------------------------------
date








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